UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2025

CONCRETE PUMPING HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38166	83-1779605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 E. 84th Avenue, Suite A-5
Thornton, Colorado 80229
(Address of principal executive offices, including zip code)

(303) 289-7497
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	BBCP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

7.500% Senior Secured Second Lien Notes due 2032

On January 31, 2025, Brundage-Bone Concrete Pumping Holdings, Inc., a Delaware corporation (the “Issuer”) and a wholly-owned subsidiary of Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), completed a private offering of $425.0 million in aggregate principal amount of its 7.500% senior secured second lien notes due 2032 (the “Notes”). The Notes will mature on February 1, 2032. The Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

The offering proceeds of the Notes were used to pay the redemption price for all of the Company’s outstanding 6.000% senior secured second lien notes due 2026 and to pay related fees and expenses thereto. In addition, the remainder of the net proceeds of the Notes, together with cash on hand, will be used to pay a special one-time dividend of $1.00 per share of the common stock of the Company (approximately $53 million in the aggregate) on or about February 3, 2025.

The Notes are jointly and severally guaranteed on a senior secured basis by the Company, Concrete Pumping Intermediate Acquisition Corp. (“Intermediate Holdings”) and each of the Issuer’s domestic, wholly-owned subsidiaries (the “Guarantors”) that is a borrower under or guarantees the ABL Facility. The Notes and the guarantees will be secured on a second-priority basis by all the assets of the Issuer and the Guarantors that secure the obligations under the ABL Facility, subject to certain exceptions. The Notes and the guarantees will be the Issuer’s and the Guarantors’ senior secured obligations, will rank equally with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness and will rank senior to all of the Issuer’s and the Guarantors’ existing and future subordinated indebtedness. The Notes will be structurally subordinated to all existing and future indebtedness and liabilities of the Company’s subsidiaries that do not guarantee the Notes.

The Indenture contains certain covenants applicable to the Issuer and its restricted subsidiaries. These covenants limit, among other things, the Issuer’s ability and the ability of its restricted subsidiaries to: incur additional indebtedness and issue certain preferred stock; make certain investments, distributions and other restricted payments; create or incur certain liens; merge, consolidate or transfer all or substantially all assets; enter into certain transactions with affiliates; and sell or otherwise dispose of certain assets. These covenants are subject to important exceptions and qualifications.

If an event of default arises from certain events of bankruptcy or insolvency with respect to the Issuer, the Company or any Significant Subsidiary (as defined in the Indenture), all outstanding Notes will become due and payable immediately without further action or notice. If other events of default arise, including failure to pay principal or interest when due and payable, upon redemption, acceleration or otherwise, failure to comply with the agreements under the Indenture, default under or acceleration of certain other indebtedness, failure to pay certain judgments, and repudiation or unenforceability of obligations under certain collateral documents or the guarantees of any guarantor that is a Significant Subsidiary , subject to certain limitations, including, if applicable, the giving of notice or the expiration of any grace or cure period, or both, the trustee or holders of at least 30% of the aggregate principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete copy thereof that is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On February 3, 2025, the Company issued a press release announcing the closing of the issuance and sale of the Notes. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
4.1	Indenture, dated January 31, 2025, among Brundage-Bone Concrete Pumping Holdings Inc., as issuer, Concrete Pumping Holdings, Inc., as a guarantor, Concrete Pumping Intermediate Acquisition Corp., as a guarantor and the other guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee and notes collateral agent.
4.2	Form of 7.500% Senior Secured Second Lien Notes due 2032 (included in Exhibit 4.1)
99.1	Press Release dated February 3, 2025 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCRETE PUMPING HOLDINGS, INC.

	By:	/s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer and Secretary

Date: February 3, 2025